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94-47

                    A-12 DEFERMENT AGREEMENT

     ST. LOUIS, Feb. 15, 1994 -- McDonnell Douglas Corp.

announced today that the United States Court of Federal Claims has issued an order deferring rulings on the merits of the A-12 termination case until July 21, 1994.  The court's order is based upon an undertaking by the United States that it would not seek to terminate the A-12 deferment agreement between McDonnell

Douglas and General Dynamics and the Navy in the interim.

     McDonnell Douglas firmly believes it is entitled to

continuation of the deferment agreement in accordance with its terms.

     The court entered its order to enable the parties to

conserve resources, effectively manage the near-term litigation of the case, exchange and analyze information, and comply with the court's expectation that the parties would pursue serious negotiations to resolve the litigation.